UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2007

LECROY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-26634	13-2507777
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Chestnut Ridge Road Chestnut Ridge, New York	10977
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 425-2000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-e4(c))

Results of Operations and Financial Condition
Section 1. Registrant’s Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2007, LeCroy Corporation entered into a $40,000,000 senior, secured, 4.3 year credit agreement with the lenders listed therein and Manufacturers and Traders Trust Company, as administrative agent for such lenders (the “Credit Agreement”), which replaced LeCroy’s existing credit facility that was entered into on October 29, 2004 and subsequently amended. Manufacturers and Traders Trust Company is acting as sole lead arranger and sole book runner in connection with syndicating the credit facility. The terms of the Credit Agreement provide LeCroy with a $40,000,000 revolving credit facility, which includes a $5,000,000 swingline loan subfacility and a $5,000,000 letter of credit subfacility. LeCroy has the right to increase the total revolving commitment to $50,000,000 within the first thirty-six months of the Credit Agreement upon meeting certain conditions. The performance by LeCroy of its obligations under the Credit Agreement is secured by all of the assets of LeCroy and its domestic subsidiaries, and is guaranteed by LeCroy’s domestic subsidiaries.

The proceeds of the borrowings under the Credit Agreement have and will be used to pay the outstanding balance under LeCroy’s share repurchase credit facility and for general corporate purposes, including the financing of working capital requirements, capital expenditures, and acquisitions.

Borrowings under the Agreement will bear interest at variable rates equal to, at LeCroy's election, (1) the higher of (a) the prime rate or (b) the federal funds rate plus 0.5% plus an applicable margin based on LeCroy's leverage ratio or (2) LIBOR plus an applicable margin based on LeCroy's senior leverage ratio. In addition, LeCroy must pay commitment fees during the term of the Credit Agreement at rates dependent on LeCroy's senior leverage ratio.

The Credit Agreement contains, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this size type and purpose. Negative covenants include certain restrictions or limitations on, among other things, the incurrence of indebtedness; liens; consolidations and mergers; investments, loans, advances, guarantees and acquisitions; sales of assets (subject to customary exceptions for sales of inventory in the ordinary course and sales of equipment in connection with the replacement thereof in the ordinary course); sale and lease-back transactions; hedging agreements; and restricted payments, including dividends and stock repurchases. Affirmative covenants include covenants regarding, among other things, financial statements and other information.

The Credit Agreement will expire on July 15, 2011, unless extended by LeCroy to April 1, 2012, contingent on the repurchase of the Company’s convertible notes. At the time of expiration all outstanding amounts under the Credit Agreement will be due and payable. Under certain conditions the lending commitments under the Credit Agreement may be terminated by the lenders and amounts outstanding under the Credit Agreement may be terminated by the lenders and amounts outstanding under the Credit Agreement may be accelerated. Bankruptcy and insolvency events with respect to LeCroy or any of its subsidiaries will result in an automatic termination of lending commitments and acceleration of the indebtedness under the Credit Agreement. Subject to notice and cure periods in certain cases, other events of default under the Credit Agreement will result in termination of lending commitments and acceleration of indebtedness under the Credit Agreement at the option of the lenders. Such other events of default include failure to pay any principal when due, failure to comply with covenants, breach of representations or warranties in any material respect, non-payment or acceleration of other material debt of LeCroy and its subsidiaries, ERISA problems, judgments in excess of certain material amounts or a change of control of LeCroy.

With respect to the other parties to the Credit Agreement, LeCroy has or may have had customary banking relationships based on the provision of a variety of financial services, including pension fund, cash management, investment banking and equipment financing and leasing services, none of which are material individually or in the aggregate with respect to any individual party.

The description contained in this Item 1.01 of the terms and conditions of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached to this Report as Exhibit 10.1.

Section 9. Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of March 30, 2007, among the Registrant, the Lenders listed therein and Manufacturers and Traders Trust Company, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2007	LECROY CORPORATION, a Delaware corporation

By: /s/ Sean O'Connor Sean O’Connor Vice President, Finance, Chief Financial Officer, Secretary and Treasurer

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